SHARE EXCHANGE AGREEMENT


                                      AMONG


                      INDUSTRIES INTERNATIONAL INCORPORATED


                            UNICAL ENTERPRISES, INC.


                                       AND


                  THE SHAREHOLDERS OF UNICAL ENTERPRISES, INC.
                              LISTED ON SCHEDULE 1


                                   DATED AS OF


                                 July 27, 2004

                                TABLE OF CONTENTS


                                                                            Page


INDEX OF SCHEDULES AND EXHIBITS...............................................iv


ARTICLE I. EXCHANGE OF SHARES..................................................1

   1.1    Agreement to Sell....................................................1
   1.2    Purchase Price.......................................................1
   1.3    Mechanics of Exchange................................................2
   1.4    No Fractional Shares.................................................2
   1.5    Closing..............................................................2

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF UNICAL...........................2

   2.1    Organization and Qualification.......................................3
   2.2    Subsidiaries.........................................................3
   2.3    Articles of Incorporation and Bylaws.................................3
   2.4    Authorization and Validity of this Agreement.........................3
   2.5    No Violation.........................................................4
   2.6    Binding Obligations..................................................4
   2.7    Capitalization and Related Matters...................................4
   2.8    Compliance with Laws and Other Instruments...........................4
   2.9    Certain Proceedings..................................................5
   2.10   No Brokers or Finders................................................5
   2.11   Title to and Condition of Properties.................................5
   2.12   Absence of Undisclosed Liabilities...................................5
   2.13   Changes.         ....................................................6
   2.14   Material Unical Contracts............................................7
   2.15   Tax Returns and Audits...............................................7
   2.16   Material Assets. 9
   2.17   Insurance Coverage...................................................9
   2.18   Litigation; Orders...................................................9
   2.19   Licenses.        ....................................................9
   2.20   Interested Party Transactions.......................................10
   2.21   Governmental Inquiries..............................................10
   2.22   Bank Accounts and Safe Deposit Boxes................................10
   2.23   Intellectual Property...............................................10
   2.24   Stock Option Plans; Employee Benefits...............................11
   2.25   Environmental and Safety Matters....................................11
   2.26   Money Laundering Laws...............................................11

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF IDUL...........................12

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                                                                            Page

   3.1    Organization; Good Standing.........................................12
   3.2    IDUL Common Stock...................................................12
   3.3    Authority; Binding Nature of Agreements.............................12
   3.4    Non-Contravention; Consents.........................................13
   3.5    Finders and Brokers.................................................13
   3.6    Reports and Financial Statements; Absence of Certain Changes........14
   3.7    Compliance with Applicable Law......................................15
   3.8    Complete Copies of Requested Reports................................15
   3.9    Full Disclosure.....................................................15
   3.10   Proceeding; Orders; Current Reports.................................15

ARTICLE IV. COVENANTS OF UNICAL...............................................15

   4.1    Access and Investigation............................................15
   4.2    Operation of Business...............................................16
   4.3    Filings and Consents; Cooperation...................................17
   4.4    Notification; Updates to Disclosure Schedules.......................18
   4.5    Commercially Reasonable Efforts.....................................18
   4.6    Confidentiality; Publicity..........................................19

ARTICLE V. COVENANTS OF IDUL..................................................19

   5.1    Notification........................................................19
   5.2    Filings and Consents; Cooperation...................................19
   5.3    Commercially Reasonable Efforts.....................................20
   5.4    Confidentiality; Publicity..........................................20
   5.5    Cooperation.........................................................21
   5.6    Disclosure of Trade Secrets.........................................21
   5.7    Indemnification.....................................................21

ARTICLE VI. CLOSING CONDITIONS OF IDUL........................................21

   6.1    Accuracy of Representations and Warranties..........................21
   6.2    Additional Conditions to Closing....................................21
   6.3    Performance of Agreements...........................................22
   6.4    Consents............................................................22
   6.5    No Material Adverse Change..........................................22
   6.6    Unical Closing Certificates.........................................22
   6.7    Transactional Agreements............................................23
   6.8    Exercise of Certain Unical Warrants.................................23
   6.9    Resignation of Directors and Officers...............................23
   6.10   Delivery of Stock Certificates, Minute Book and Corporate Seal......23

ARTICLE VII. CLOSING CONDITIONS OF THE SHAREHOLDERS...........................23

   7.1    Accuracy of Representations and Warranties..........................23



                                       ii
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                                                                            Page

   7.2    Additional Conditions to Closing....................................24
   7.3    IDUL Closing Certificates...........................................24
   7.4    No Material Adverse Change..........................................24
   7.5    Performance of Agreements...........................................25
   7.6    Consents............................................................25
   7.7    Registration Rights Agreement.......................................25
   7.8    IDUL Stock..........................................................25
   7.9    Exercise of Certain Unical Warrants.................................25
   7.10   Employment Contract.................................................25

ARTICLE VIII. FURTHER ASSURANCES..............................................25


ARTICLE IX. TERMINATION    ...................................................26

   9.1    Termination.........................................................26
   9.2    Termination Procedures..............................................27
   9.3    Effect of Termination...............................................27

ARTICLE X. MISCELLANEOUS   ...................................................27

   10.1   Non-Survival of Representations and Warranties......................27
   10.2   Expenses.        ...................................................27
   10.3   Entire Agreement....................................................28
   10.4   Press Releases and Public Announcements.............................28
   10.5   Counterparts     ...................................................28
   10.6   Descriptive Headings................................................28
   10.7   Notices.         ...................................................28
   10.8   Choice of Law    ...................................................29
   10.9   Binding Effect; Benefits............................................29
   10.10  Assignability    ...................................................29
   10.11  Waiver and Amendment................................................29
   10.12  Attorneys' Fees. 30

                        INDEX OF SCHEDULES AND EXHIBITS


      Exhibits:
      ---------

      A.    Certain Definitions

      B.    Form of Registration Rights Agreement



      Schedules:
      ----------

      1.    Unical Shareholders

      Unical Disclosure Schedule

                            SHARE EXCHAGE AGREEMENT

      THIS SHARE EXCHANGE AGREEMENT (the "Agreement") dated as of
July 27, 2004, is entered into by and among Industries International Incorporated, a Nevada corporation ("IDUL"), Unical Enterprises, Inc., a California corporation ("Unical"), and the Shareholders of Unical listed on
Schedule 1 to this Agreement (each, a "Shareholder" and, collectively, the "Shareholders.").

                                    RECITALS

      A. The Shareholders own the number of shares of capital stock in Unical (the "Shares") set forth opposite each Shareholder's name on Schedule 1, which Shares collectively constitute all of the issued and outstanding shares of capital stock in Unical.

      B. IDUL desires to purchase from the Shareholders, and the Shareholders desire to sell to IDUL, the Shares in exchange for shares of IDUL Common Stock, all on the terms and subject to the conditions set forth in this Agreement (the "Exchange").

      C. The parties intend the Exchange to qualify under Sections 351 and 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      D. Certain capitalized terms used in this Agreement are defined on Exhibit A.

                                   AGREEMENT

      In consideration of the agreements, provisions and covenants set forth below, IDUL, the Shareholders and Unical, hereby agree as follows:

                                   ARTICLE I.

                               EXCHANGE OF SHARES

                  1.1 Agreement to Sell.

      Upon the terms and subject to all of the conditions contained herein, each of the Shareholders hereby agrees to sell, assign, transfer and deliver to IDUL, and IDUL hereby agrees to purchase and accept from each of the Shareholders, on the Closing Date, the Shares.

                  1.2 Purchase Price.

      As full consideration for the sale, assignment, transfer and delivery of the Shares by the Shareholders to IDUL, and upon the terms and subject to all of the conditions contained herein, IDUL shall issue to the Shareholders, in exchange for each Share, that number of shares of IDUL Common Stock equal to the Exchange Ratio (the "Acquisition Shares").

      The following definitions supplement those set forth as Exhibit A hereto:

            (a) "Exchange Ratio" shall be equal to the quotient of (i) the Per Share Exchange Consideration divided by (ii) the Average IDUL Stock Price (as defined in Exhibit A) as of the date this Agreement has been signed by all parties.

            (b) "Per Share Exchange Consideration" shall be equal to the quotient of (i) $0.538 divided by (ii) the Unical Fully Diluted Stock Number.

            (c) "Unical Fully Diluted Common Stock Number" shall mean the total number of shares of Unical Common Stock which are issued and outstanding at Closing on a fully diluted and as-converted basis.

                  1.3 Mechanics of Exchange.

            (a) At the Closing, each Shareholder shall be entitled to surrender the certificate or certificates that immediately prior to the Closing represented the Unical Common Stock (the "Certificates") to the exchange agent designated by IDUL for cancellation in exchange for the Acquisition Shares.

            (b) Promptly after the Closing, IDUL or its designated exchange agent shall make available to each Shareholder a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Acquisition Shares. Upon surrender of a Certificate for cancellation to such exchange agent together with the letter of transmittal, duly executed, the Shareholder shall be entitled to receive in exchange therefor such number of Acquisition Shares as such Shareholder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article I.

                  1.4 No Fractional Shares.

      No fraction of a share of IDUL Common Stock shall be issued in the Exchange. In lieu of fractional shares, the Shareholders upon surrender of their Certificates as set forth in Section 1.3 shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which such Shareholder would otherwise be entitled by the Average IDUL Stock Price as of the date on which this Agreement has been signed by all parties.

      The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at IDUL's Los Angeles offices located at 10880 Wilshire Boulevard, Suite 2250 at 9:00 a.m., local time, on or before July 31, 2004 (the "Closing Date"); provided, however, that if all of the other conditions set forth in Articles VI and VII hereof are not satisfied or waived, unless this agreement has been terminated under Section 9 hereof, or at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as IDUL and Unical shall agree.

                                  ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF UNICAL

      Except as set forth in the Disclosure Schedule attached hereto provided by Unical (the "Unical Disclosure Schedule"), the parts of which are numbered to correspond to the section numbers of this Agreement, Unical represents and warrants to IDUL, as follows:

                  2.1 Organization and Qualification.

      Unical is duly incorporated and validly existing under the laws of California, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, either (i) have a material adverse effect on the business, assets or financial condition of Unical, or (ii) materially impair the ability of Unical to perform its material obligations under this Agreement (any of such effects or impairments, a "Material Adverse Effect"). Unical is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth on
Part 2.1 of the Unical Disclosure Schedule is a list of those jurisdictions in which Unical presently conducts its business, owns, holds and operates its properties and assets.

                  2.2 Subsidiaries.

      Unical does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

                  2.3 Articles of Incorporation and Bylaws.

      The copies of the Articles of Incorporation and bylaws of Unical (collectively, the "Organizational Documents") that have been delivered to IDUL prior to the execution of this Agreement are true and complete and have not been amended or repealed. Unical is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

                  2.4 Authorization and Validity of this Agreement.

      The execution, delivery and performance by Unical of this Agreement are within Unical's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Unical Board or Shareholders any consent or approval that has not been validly and lawfully obtained, require no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that has not been validly and lawfully obtained, filed or registered, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

                  2.5 No Violation.

      None of the execution, delivery or performance by Unical of this Agreement or any other agreement or instrument contemplated hereby to which Unical is a party, nor the consummation by Unical of the transactions contemplated hereby will violate any provision of the Organizational Documents, or violate or be in conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which Unical is a party or by which Unical is or will be bound or subject, or violate any laws.

                  2.6 Binding Obligations.

      Assuming this Agreement has been duly and validly authorized, executed and delivered by IDUL, this Agreement is, and as of the Closing each other agreement or instrument contemplated hereby to which Unical is a party, will have been duly authorized, executed and delivered by Unical and will be the legal, valid and binding Agreement of Unical and is enforceable against Unical in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

                  2.7 Capitalization and Related Matters.

            (a) Capitalization. There are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating Unical to issue any shares of its Common Stock or any other Equity Security of Unical. All issued and outstanding shares of Unical's capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

            (b) No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of Unical to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Unical or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  2.8 Compliance with Laws and Other Instruments.

      Except as would not have a Material Adverse Effect, the business and operations of Unical have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. Except as would not have a Material Adverse Effect, Unical is not, and has not received written notice alleging it is, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which Unical is a party or by which any of Unical's properties, assets or rights are bound or affected. To the knowledge of Unical, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which Unical is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Unical is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of Unical, any event or circumstance relating to Unical that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits Unical from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

                  2.9 Certain Proceedings.

      There is no pending Proceeding that has been commenced against Unical which challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To Unical's knowledge, no such Proceeding has been threatened.

                  2.10 No Brokers or Finders.

      No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Unical for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and Unical will indemnify and hold IDUL harmless against any liability or expense arising out of, or in connection with, any such claim.

                  2.11 Title to and Condition of Properties.

      Unical owns or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of Unical as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on Unical. The material buildings, plants, machinery and equipment necessary for the conduct of the business of Unical as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

                  2.12 Absence of Undisclosed Liabilities.

      Unical has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Unical) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a Material Adverse Effect on Unical, except to the extent set forth on or reserved against on the Unical Balance Sheet.

                  2.13 Changes.

      Unical has not, since March 31, 2004:

            (a) Ordinary Course of Business. Conducted its business or entered into any transaction other than in the Ordinary Course of Business, except for this Agreement.

            (b) Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects which would have a Material Adverse Effect, other than changes, events or conditions in the usual and ordinary course of its business;

            (c) Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the Ordinary Course of Business;

            (d) Liens. Created or permitted to exist any Lien on any material property or asset of Unical, other than Permitted Liens;

            (e) Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

            (f) Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its shareholders;

            (g) Material Unical Contracts. Terminated or modified any Material Unical Contract, except for termination upon expiration in accordance with the terms thereof;

            (h) Claims. Released, waived or cancelled any claims or rights relating to or affecting Unical in excess of $50,000 in the aggregate or instituted or settled any Proceeding involving in excess of $50,000 in the aggregate;

            (i) Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of $50,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business;

            (j) Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of $50,000 in the aggregate, other than contractual obligations incurred in the Ordinary Course of Business;

            (k) Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

            (l) Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

            (m) Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

            (n) Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

                  2.14 Material Unical Contracts.

      Unical has made available to IDUL, prior to the date of this Agreement, true, correct and complete copies of each written Material Unical Contract, including each amendment, supplement and modification thereto.

            (a) No Defaults. Each Material Unical Contract is a valid and binding agreement of Unical, and is in full force and effect. Except as would not have a Material Adverse Effect, Unical is not in breach or default of any Material Unical Contract to which it is a party and, to the knowledge of Unical, no other party to any Material Unical Contract is in breach or default thereof. Except as would not have a Material Adverse Effect, since March 31, 2004, no event has occurred or circumstance has existed that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Unical Contract or (b) permit Unical or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Unical Contract. Unical has not received any written notice of the pending or threatened cancellation, revocation or termination of any Material Unical Contract to which it is a party, and there are no renegotiations of, or attempts to renegotiate.

                  2.15 Tax Returns and Audits.

            (a) Tax Returns. (a) All material Tax Returns required to be filed by or on behalf of Unical have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct and complete in all material respects; (b) all material Taxes of Unical required to have been paid (whether or not reflected on any Tax Return) have been fully and timely paid, except those Taxes which are presently being contested in good faith or for which an adequate reserve for the payment of such Taxes has been established on Unical Balance Sheet; (c) no waivers of statutes of limitation have been given or requested with respect to Unical in connection with any Tax Returns covering Unical or with respect to any Taxes payable by it; (d) no Governmental Body in a jurisdiction where Unical does not file Tax Returns has made a claim, assertion or threat to Unical that Unical is or may be subject to taxation by such jurisdiction; (e) Unical has duly and timely collected or withheld, paid over and reported to the appropriate Governmental Body all amounts required to be so collected or withheld for all periods under all applicable laws; (f) there are no Liens with respect to Taxes on Unical's property or assets other than Permitted Liens; (g) there are no Tax rulings, requests for rulings, or closing agreements relating to Unical for any period (or portion of a period) that would affect any period after the date hereof; and (h) any adjustment of Taxes of Unical made by a Governmental Body in any examination that Unical is required to report to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

            (b) No Adjustments, Changes. Neither Unical nor any other Person on behalf of Unical (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

            (c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of Unical, nor is any such claim or dispute pending or contemplated. Unical has made available to IDUL true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed or asserted against or agreed to by Unical since January 1, 2001, and any and all correspondence with respect to the foregoing.

            (d) Not a U.S. Real Property Holding Corporation. Unical is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (e) No Tax Allocation, Sharing. Unical is not a party to any Tax allocation or sharing agreement. Other than with respect to the Tax Group of which Unical is the common parent, Unical (a) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law), and (b) does not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

            (f) No Other Arrangements. Unical is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. Unical is not a "consenting corporation" within the meaning of Section 341(f) of the Code. Unical does not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively of the Code. Unical does not has any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Body in connection with any Tax matter. During the last two years, Unical has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. Unical is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

                  2.16 Material Assets.

      The financial statements of Unical reflect the material properties and assets (real and personal) owned or leased by it.

                  2.17 Insurance Coverage.

      Unical has made available to IDUL, prior to the date of this Agreement, true, correct and complete copies of all insurance policies maintained by Unical on its properties and assets. Except as would not have a Material Adverse Effect, all of such policies (a) taken together, provide adequate insurance coverage for the properties, assets and operations of Unical for all risks normally insured against by a Person carrying on the same business as Unical, and (b) are sufficient for compliance with all applicable Laws and Material Unical Contracts. Except as would not have a Material Adverse Effect, all of such policies are valid, outstanding and in full force and effect and, by their express terms, will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. Except as set forth on
Schedule 3.19, Unical has not received (a) any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights, or (b) any written notice of cancellation or any other indication in writing that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. All premiums due on such insurance policies on or prior to the date hereof have been paid. There are no pending claims with respect to Unical or its properties or assets under any such insurance policies, and there are no claims as to which the insurers have notified Unical that they intend to deny liability. There is no existing default on the part of Unical under any such insurance policies.

                  2.18 Litigation; Orders.

      There is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Unical, threatened against or affecting Unical or any of its properties, assets, business or employees. To the knowledge of Unical, there is no fact that might result in or form the basis for any such Proceeding. Unical is not subject to any Orders.

                  2.19 Licenses.

      Except as would not have a Material Adverse Effect, Unical possesses from the appropriate Governmental Body all licenses, permits, authorizations, approvals, franchises and rights that are necessary for Unical to engage in its business as currently conducted and to permit Unical to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, "Unical Permits"). Except as would not have a Material Adverse Effect, Unical has not received any written notice from any Governmental Body or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for Unical to engage in its business as currently conducted and to permit Unical to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the Unical Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Unical Permit; or
(b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Unical Permit. Unical has not received any written notice from any Governmental Body or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Unical Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Unical Permit. All applications required to have been filed for the renewal of such Unical Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Unical Permits have been duly made on a timely basis with the appropriate Persons. All Unical Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

                  2.20 Interested Party Transactions.

      No officer, director or shareholder of Unical or any Affiliate or "associate" (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Unical, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Unical any goods or services; or (2) a beneficial interest in any contract or agreement to which Unical is a party or by which it may be bound or affected.

                  2.21 Governmental Inquiries.

      Unical has made available to IDUL a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by Unical from (and Unical's response thereto), and each material written statement, report or other document filed by Unical with, any Governmental Body since January 1, 2003.

                  2.22 Bank Accounts and Safe Deposit Boxes.

      Part 2.22 of the Unical Disclosure Schedule discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by Unical, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

                  2.23 Intellectual Property.

      Unical does not own, use or license any Intellectual Property in its business as presently conducted.

                  2.24 Stock Option Plans; Employee Benefits.

            (a) Set forth on Part 2.24 of the Unical Disclosure Schedule is a complete list of all stock option plans providing for the grant by Unical of stock options to directors, officers or employees. All such stock option plans are Approved Plans.

            (b) Unical does not have any employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to Unical.

            (c) Neither the consummation of the transactions contemplated hereby alone, with respect to each director, officer, employee and consultant of Unical, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from Unical, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of Unical provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Unical.

                  2.25 Environmental and Safety Matters.

      Except as would not have a Material Adverse Effect:

            (a) Unical has at all time been and is in compliance with all Environmental Laws applicable to Unical.

            (b) There are no Proceedings pending or, to Unical's knowledge, threatened against Unical alleging the violation of any Environmental Law or Environmental Permit applicable to Unical or alleging that Unical is a potentially responsible party for any environmental site contamination.

            (c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Body or third Persons under any Environmental Laws applicable to Unical.

                  2.26 Money Laundering Laws.

      The operations of Unical are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the "Money Laundering Laws") and no Proceeding involving Unical with respect to the Money Laundering Laws is pending or, to the knowledge of Unical, threatened.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF IDUL

      IDUL hereby represents and warrants to the Shareholders as of the date hereof:

                  3.1 Organization; Good Standing.

      IDUL is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. IDUL has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

                  3.2 IDUL Common Stock.

      The Acquisition Shares, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued, fully paid and nonassessable.

                  3.3 Authority; Binding Nature of Agreements.

            (a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by IDUL in connection herewith have been duly authorized by all necessary corporate action on the part of IDUL and its board of directors.

            (b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by IDUL constitute the legal, valid and binding obligation of IDUL, enforceable against IDUL in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, Exchange, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

            (c) There is no pending Proceeding, and, to IDUL's knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or IDUL's ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of IDUL, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

                  3.4 Non-Contravention; Consents.

      The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Exchange, by IDUL will not, directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a material violation of
(i) IDUL's Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by IDUL Board or any committee thereof or the stockholders of IDUL;

            (b) to the knowledge of IDUL, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Exchange or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which IDUL or any material assets owned or used by it are subject;

            (c) to the knowledge of IDUL, cause any material assets owned or used by IDUL to be reassessed or revalued by any taxing authority or other Governmental Body;

            (d) to the knowledge of IDUL, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by IDUL or any of its employees or that otherwise relates to IDUL's business or to any of the material assets owned or used by IDUL;

            (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Contract to which IDUL is a party;

            (f) give any Person the right to any payment by IDUL or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of IDUL in favor of any Person, in any such case as a result of the Exchange; or

            (g) result in the imposition or creation of any material Lien upon or with respect to any material asset owned or used by IDUL.

      Except as contemplated in this Agreement and the other Transactional Agreements, IDUL will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Exchange.

                  3.5 Finders and Brokers.

            (a) Neither IDUL nor any Person acting on behalf of IDUL has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

            (b) IDUL has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

                  3.6 Reports and Financial Statements; Absence of Certain
                      Changes.

            (a) IDUL has filed all reports required to be filed with the SEC pursuant to the Exchange Act since December 4, 2000 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by IDUL with the SEC in connection with IDUL's initial public offering, are collectively referred to as the "IDUL SEC Reports"), and has previously furnished or made available to Unical true and complete copies of all the IDUL SEC Reports filed, if any, with respect to periods ending after December 4, 2000 (including any exhibits thereto) and will promptly deliver to Unical any IDUL SEC Reports filed between the date hereof and the Closing Date. All of such IDUL SEC Reports complied at the time they were filed and declared effective, if applicable, in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder (except, that, its Form 10-Q for the three months ended March 31, 2004 was not reviewed by its auditors) None of such IDUL SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to IDUL SEC Reports filed after the date hereof, will contain any untrue statement of a material fact, or has omitted, or, with respect to IDUL SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of IDUL included in the IDUL SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of IDUL, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of IDUL as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the IDUL SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of IDUL, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and
(iii) present fairly the financial position of IDUL as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Closing Date.

            (b) Except as specifically contemplated by this Agreement or reflected in the IDUL SEC Reports, since December 4, 2000 there has not been (i) any material adverse change in IDUL's business, assets, liabilities, operations, and, to the knowledge of IDUL, no event has occurred that is likely to have a material adverse effect on IDUL's business, assets, liabilities or operations,
(ii) any declarations setting aside or payment of any dividend or distribution with respect to the IDUL Common Stock other than consistent with past practices,
(iii) any material change in IDUL's accounting principles, procedures or methods, (iv) cancellation in writing of any material customer contract or (v) the loss of any customer relationship which would have a material adverse effect on IDUL's business, assets, liabilities or operations.

                  3.7 Compliance with Applicable Law.

      Except as disclosed in the IDUL SEC Reports filed prior to the date of this Agreement, IDUL holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of IDUL is not being conducted in violation of, any Governmental Authorization applicable to IDUL, except to the extent that the failure or violation would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of IDUL.

                  3.8 Complete Copies of Requested Reports.

      IDUL has delivered or made available true and complete copies of each document that has been reasonably requested by Unical or the Shareholders.

                  3.9 Full Disclosure.

            (a) Neither this Agreement (including all Schedules and Exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by IDUL in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. (b) All of the information set forth in the prospectus and all other information regarding IDUL and the business, condition, assets, liabilities, operations, financial performance, net income and prospects of either that has been furnished to Unical or the Shareholders by or on behalf of IDUL or any of the IDUL's Representatives, is accurate and complete in all material respects.

                  3.10 Proceeding; Orders; Current Reports.

            (a) Since December 4, 2000, there has been no Proceeding commenced, and to IDUL's knowledge no Person has threatened to commence, any Proceeding that involves IDUL.

            (b) Since December 4, 2000, no events or circumstances have occurred which would require IDUL to file a form 8-K with the SEC and which IDUL has failed to file.

                                  ARTICLE IV.

                              COVENANTS OF UNICAL

                  4.1 Access and Investigation.

      Unical shall ensure that, at all times during the Pre-Closing Period:

            (a) Unical and its Representatives provide IDUL and its Representatives access, at reasonable times and with reasonable notice from IDUL to Unical, to all of Unical's premises and assets, to all existing books, records, Returns, work papers and other documents and information relating to Unical, and to responsible officers and employees of Unical, and Unical and its Representatives provide IDUL and its Representatives with copies of such existing books, records, Returns, work papers and other documents and information relating to Unical as IDUL may request in good faith;

            (b) Unical and its Representatives confer regularly with IDUL upon its request, concerning operational matters and otherwise report regularly (not less than semi-monthly and as IDUL may otherwise request) to IDUL and discuss with IDUL and its Representatives concerning the status of Unical's business, condition, assets, liabilities, operations, and financial performance, and promptly notify IDUL of any material change in Unical's business, condition, assets, liabilities, operations, and financial performance, or any event reasonably likely to lead to any such change.

                  4.2 Operation of Business.

      Unical shall ensure that, during the Pre-Closing Period:

            (a) Unical conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

            (b) Unical uses its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Unical;

            (c) Unical does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of Unical, except with respect to the repurchase of shares of Unical Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

            (d) Unical does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of shares of Unical Common Stock pursuant to option grants to employees made under the Option Plan in the Ordinary Course of Business;

            (e) Unical does not amend its Articles of Incorporation or Bylaws, and does not effect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (f) Unical does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

            (g) Unical does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

            (h) Unical does not change any of its methods of accounting or accounting practices in any respect;

            (i) Unical does not make any Tax election;

            (j) Unical does not commence any Proceeding;

            (k) Unical does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Indebtedness or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

            (l) Unical pays all debts and Taxes, files all Unical Returns (as provided herein) and pays or performs all other obligations, when due;

            (m) Unical does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

            (n) Unical does not hire any new officer-level employee;

            (o) Unical does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

            (p) Except as otherwise contemplated hereunder, Unical does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

            (q) Unical does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by Unical in this Agreement.

                  4.3 Filings and Consents; Cooperation.

      Unical shall ensure that:

            (a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Unical or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

      (b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Unical or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

      (c) Unical promptly delivers to IDUL a copy of each filing made, each notice given and each Consent obtained by Unical during the Pre-Closing Period; and

      (d) During the Pre-Closing Period, Unical and its Representatives cooperate with IDUL and IDUL's Representatives, and prepare and make available such documents and take such other actions as IDUL may request in good faith, in connection with any filing, notice or Consent that IDUL is required or elects to make, give or obtain.

      4.4 Notification; Updates to Disclosure Schedules.

      (a) During the Pre-Closing Period, Unical shall promptly notify IDUL in writing of:

            (i) the discovery by Unical of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by Unical in this Agreement or in any of the other Transactional Agreements; and,

            (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of IDUL) and that is contrary to any representation or warranty made by Unical in this Agreement;

      (b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 4.4(a) requires any material change in the Unical Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Unical Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Unical shall promptly deliver to IDUL an update to the Unical Disclosure Schedule specifying such change (a "Disclosure Schedule Update").

      (c) Unical will promptly update any relevant and material information provided to IDUL after the date hereof pursuant to the terms of this Agreement.

      4.5 Commercially Reasonable Efforts.

      During the Pre-Closing Period, Unical shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before July 31, 2004, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Unical set forth in this Agreement becoming untrue, or in any of the conditions of Closing set forth in Article VI or Article VII not being satisfied.

      4.6 Confidentiality; Publicity.

      Unical shall use its commercially reasonable efforts to ensure that, during the Pre-Closing Period:

            (a) Unical and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Exchange; and

            (b) neither Unical nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Unical's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Exchange;

except in each case to the extent that Unical is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if Unical is required by law to make any such disclosure, Unical advises IDUL, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

                                   ARTICLE V.

                                COVENANTS OF IDUL

      5.1 Notification.

      During the Pre-Closing Period, IDUL shall promptly notify Unical in writing of:

      (a) the discovery by IDUL of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by IDUL in this Agreement; and,

      (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of Unical) and that is contrary to any representation or warranty made by IDUL in this Agreement;

      5.2 Filings and Consents; Cooperation.

      IDUL shall ensure that:

      (a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by IDUL in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

      (b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by IDUL in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

      (c) IDUL promptly delivers to Unical a copy of each filing made, each notice given and each Consent obtained by IDUL during the Pre-Closing Period; and

      (d) During the Pre-Closing Period, IDUL and its Representatives cooperate with Unical and Unical's Representatives, and prepare and make available such documents and take such other actions as Unical may request in good faith, in connection with any filing, notice or Consent that Unical is required or elects to make, give or obtain.

      5.3 Commercially Reasonable Efforts.

      During the Pre-Closing Period, IDUL shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before July 31, 2004 or as soon thereafter as is reasonably practical, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or IDUL set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VI or Article VII not being satisfied.

      5.4 Confidentiality; Publicity.

      IDUL shall use its commercially reasonable efforts to ensure that, during the Pre-Closing Period:

      (a) IDUL and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Exchange; and

      (b) neither IDUL nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Unical's suppliers, customers, landlords, creditors or employees or to any other Person) regarding the Exchange;

except, in each case, to the extent that IDUL is required by law to make any such disclosure regarding the Exchange or as otherwise agreed by the parties; provided, however, that if IDUL is required by law to make any disclosure regarding the Exchange, IDUL advises Unical in writing, at least five business days before making such disclosure, if reasonably practical, of the nature and content of the intended disclosure.

Notwithstanding the foregoing, IDUL and Unical shall cooperate to make a joint announcement and issue a press release with respect to the execution of this Agreement at or promptly following the execution hereof.

      5.5 Cooperation.

      IDUL shall cooperate with the Shareholders in their investigation of any requested IDUL books and records, or in preparing any solicitation materials to be sent to the Shareholders in connection with the approval of the Exchange and the transactions contemplated by the Transactional Documents.

      5.6 Disclosure of Trade Secrets.

      IDUL acknowledges and agrees that certain information contained in Unical's Disclosure Schedule may be deemed to be trade secrets, the public disclosure of which will harm Unical's business. IDUL shall promptly notify Unical if it is required to disclosure publicly or to any Governmental Body (including in connection with the registration of the shares of IDUL stock issued under this Agreement) the matters disclosed in Unical's Disclosure Schedule and shall use its best efforts to keep such information confidential and not publicly disclosed. If IDUL is compelled by any Governmental Body to disclose such information, IDUL shall promptly notify Unical so that Unical can, if it so elects, seek a protective order from such disclosure.

      5.7 Indemnification.

      IDUL agree that all rights to indemnification for acts or omissions occurring prior to the Closing Date of the Exchange now existing in favor of the current directors and officers of Unical as provided in the Articles of Incorporation, Bylaws of Unical, written agreements with Unical or insurance policies of Unical shall survive the Exchange and continue in full force and effect in accordance with their terms for a period of six years from the Closing Date, and IDUL shall guarantee the performance of Unical, its successors and assigns under the indemnification provisions of such Articles of Incorporation, Bylaws, written agreements and insurance policies.

                                  ARTICLE VI.

                           CLOSING CONDITIONS OF IDUL

      IDUL's obligations to effect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

      6.1 Accuracy of Representations and Warranties.

      The representations and warranties of Unical in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing: Unical shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

      6.2 Additional Conditions to Closing.

      (a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the Acquisition Shares shall have been received.

      (b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Exchange, other than those the failure to obtain which would not materially adversely affect the consummation of the Exchange or in the aggregate have a material adverse effect on IDUL and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

      (c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon IDUL or its subsidiaries or Unical), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

      6.3 Performance of Agreements.

      Unical or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by Unical or any of the Shareholders, as the case may be, pursuant to this Agreement, except as IDUL has otherwise consented in writing.

      6.4 Consents.

      Each of the Consents identified or required to have been identified in the Unical Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on IDUL.

      6.5 No Material Adverse Change.

      There shall not have been any material adverse change in Unical's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

      6.6 Unical Closing Certificates.

      In addition to the documents required to be received under this Agreement, IDUL shall also have received the following documents:

      (a) copies of resolutions of Unical, certified by a Secretary, Assistant Secretary or other appropriate officer of Unical, authorizing the execution, delivery and performance of this Agreement and other Transactional Agreements;

      (b) good standing certificate for the State of California; and

      (c) such other documents as IDUL may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Unical,
(ii) evidencing the compliance by Unical, or the performance by Unical of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VII or this Article VI, or (iv) otherwise facilitating the consummation or performance of the Exchange.

      6.7 Transactional Agreements.

      Each Person (other than IDUL) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

      6.8 Exercise of Certain Unical Warrants.

      All of the warrants issued to Top Interest International, Limited ("TIIL") to purchase shares of Unical Common Stock shall have been exercised immediately prior to the Closing. Following its exercise of such warrant, but prior to the Closing, TIIL shall have become a party to this Agreement as a Shareholder.

      6.9 Resignation of Directors and Officers.

      IDUL shall have received a written resignation from each of the directors and officers of Unical effective as of the Closing.

      6.10 Delivery of Stock Certificates, Minute Book and Corporate Seal.

      The Shareholders shall have delivered to IDUL the stock books, stock ledgers, minute books and corporate seals of Unical.

                                  ARTICLE VII.

                     CLOSING CONDITIONS OF THE SHAREHOLDERS

      The Shareholders' obligations to effect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

      7.1 Accuracy of Representations and Warranties.

      The representations and warranties of IDUL in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing and IDUL shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

      7.2 Additional Conditions to Closing.

      (a) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

      (b) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon IDUL or its subsidiaries or Unical), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

      7.3 IDUL Closing Certificates.

      The Shareholders shall have received the following documents:

      (a) copies of resolutions of IDUL, certified by a Secretary, Assistant Secretary or other appropriate officer of IDUL, authorizing the execution, delivery and performance of the Transactional Agreements and the Exchange;

      (b) good standing certificates for the State of Nevada; and

      (c) such other documents as Unical may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by IDUL, (ii) evidencing the compliance by IDUL with, or the performance by IDUL of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VI or this Article VII, or (iv) otherwise facilitating the consummation or performance of the Exchange.

      7.4 No Material Adverse Change.

      There shall not have been any material adverse change in IDUL's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

      7.5 Performance of Agreements.

      IDUL shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by IDUL pursuant to this Agreement, except as the Shareholders have otherwise consented in writing.

      7.6 Consents.

      Each of the Consents identified or required to have been identified in
Section 3.4 shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on IDUL.

      7.7 Registration Rights Agreement.

      IDUL shall have entered into a Registration Rights Agreement with all of the Shareholders, which shall provide, among other things, that (i) IDUL shall use its best efforts to file with the SEC and have declared effective on or before September 15, 2005 a registration statement on Form S-1 registering for resale all of the shares of IDUL Common Stock to be issued in the Exchange, (ii) the Shareholders shall be granted piggyback registration rights, subject to customary underwriter's cutbacks and other limitations, (iii) the Shareholders shall make customary investor representations to IDUL, and (iv) the Shareholders shall agree to hold for two (2) years after the Closing Date with respect to 70% of the Acquisition Shares.

      7.8 IDUL Stock.

      On the Closing Date, the Acquisition Shares shall be eligible for quotation on the OTC Bulletin Board.

      7.9 Exercise of Certain Unical Warrants.

      All of the warrants issued to TIIL to purchase shares of Unical Common Stock shall have been exercised immediately prior to the Closing Date. Following its exercise of such warrant, but prior to the Closing, TIIL shall have become a party to this Agreement as a Shareholder.

      7.10 Employment Contract.

      IDUL shall have offered to Frank Liu an employment contract or consultation contract for a term of at least one year, on terms and conditions reasonably acceptable to Frank Liu.

                                 ARTICLE VIII.

                               FURTHER ASSURANCES

      Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles VI and VII.

                                  ARTICLE IX.

                                   TERMINATION

      9.1 Termination.

      This Agreement may be terminated and the Exchange abandoned at any time prior to the Closing Date:

      (a) by mutual written consent of IDUL and the Shareholders;

      (b) by IDUL if (i) there is a material Breach of any covenant or obligation of Unical or the Shareholders; provided however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) IDUL reasonably determines that the timely satisfaction of any condition set forth in Article VI has become impossible or impractical (other than as a result of any failure on the part of IDUL to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements);

      (c) by any Shareholder if (i) there is a material Breach of any covenant or obligation of IDUL; provided however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) any Shareholder reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible or impractical (other than as a result of any failure on the part of such Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

      (d) by IDUL if the Closing has not taken place on or before July 31, 2004 (except if as a result of any failure on the part of IDUL to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

      (e) by any Shareholder if the Closing has not taken place on or before July 31, 2004 (except if as a result of the failure on the part of such Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

      (f) by either IDUL or the Shareholders if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Exchange and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all commercially reasonable efforts to remove such order, decree or ruling; or

      9.2 Termination Procedures.

      If IDUL wishes to terminate this Agreement pursuant to Section 9.1, IDUL shall deliver to the Shareholders a written notice stating that IDUL is terminating this Agreement and setting forth a brief description of the basis on which IDUL is terminating this Agreement. If a Shareholder wishes to terminate this Agreement pursuant to Section 9.1, such Shareholder shall deliver to IDUL a written notice stating that the Shareholder is terminating this Agreement and setting forth a brief description of the basis on which the Shareholder is terminating this Agreement.

      9.3 Effect of Termination.

      In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect. Except for a termination resulting from a Breach by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. In the event of a breach, the sole and exclusive remedy of the non-breaching party shall be to seek damages from the breaching party in an amount equal to such non-breaching party's actual out-of-pocket expenses, but in no event to exceed $50,000. No specific or equitable remedies shall be available to any party. Upon request after termination, each party will redeliver or, at the option of the party receiving such request, destroy all reports, work papers and other material of any other party relating to the Exchange, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that:

      (a) The Shareholders shall, in all events, remain bound by and continue to be subject to Section 4.6; and

      (b) IDUL shall, in all events, remain bound by and continue to be subject to Section 5.4.

Notwithstanding the above, both IDUL and the Shareholders shall be entitled to announce the termination of this Agreement by means of a mutually acceptable press release.

                                   ARTICLE X.

                                  MISCELLANEOUS

      10.1 Non-Survival of Representations and Warranties.

      The representations, warranties and covenants of IDUL and Unical contained in this Agreement shall terminate at the Closing, and only the covenants which explicitly provide that their terms survive the Closing shall survive the Closing.

      10.2 Expenses.

      Except as otherwise set forth herein, each of the parties to the Exchange shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

      10.3 Entire Agreement.

      This Agreement and the other Transactional Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

      10.4 Press Releases and Public Announcements.

      Prior to the Closing Date, neither of IDUL nor the Shareholders shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the other party. IDUL and the Shareholders will cooperate to jointly prepare and issue any press release which may be issued to announce the closing of the transaction contemplated by this Agreement.

      10.5 Counterparts

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      10.6 Descriptive Headings.

      The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

      10.7 Notices.

      Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the date delivered personally, or five (5) days after posting by registered or certified mail, postage prepaid, addressed as follows:

       If to IDUL:             Industries International Incorporated.
                               4/F Wondial Building, Keji South 6 Road
                               Shenzhen High-Tech Industrial Park, Shenzhen Road
                               Shenzhen, People's Republic of China
                               Attention: Dr Kit Tsui

       With a copy to:         Loeb & Loeb LLP
                               345 Park Avenue
                               New York, NY 10154
                               Attention: Mitchell J. Nussbaum, Esq.

       If to Unical:           Unical Enterprises, Inc.
                               16960 Gale Avenue
                               City of Industry, California  91745
                               Attention:  Frank Liu

       With a copy to:         Thomas J. Weiss, Esq.
                               1901 Avenue of the Stars
                               Suite 1501
                               Los Angeles, California  90067

       If to the Shareholders: To the address listed under each
                               Shareholder's name on Schedule 1

or to such other address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

      10.8 Choice of Law

      This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to choice of law principles.

      10.9 Binding Effect; Benefits

      This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      10.10 Assignability

      Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party without the prior written consent of the other party and any attempted assignment without such consent shall be void.

      10.11 Waiver and Amendment

      Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect. UDIL and the Shareholders hereby acknowledge their intent that (a) TII shall become a shareholder of Unical prior to the Closing and, accordingly, a Shareholder under this Agreement, and (b) that this Agreement include as a party any holder of capital stock in Unical at the time of Closing. UDIL, Unical and the Shareholders therefore agree that this Agreement may be amended, without the further consent of any party to this Agreement, (i) to add as a new Shareholder TII or any other Person who becomes a shareholder of Unical prior to the Closing and (ii) to modify Schedule 1 to reflect the addition of any such additional Shareholder.

      10.12 Attorneys' Fees.

      In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' and experts' fees and costs, in addition to such other relief as may be granted.

      IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


                                      IDUL:

                                      Industries International Incorporated



                                      By:
                                         ---------------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                               ---------------------------------


                                     UNICAL:

                                     Unical Enterprises, Inc.

                                     By:
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                     SHAREHOLDERS:

                                     See attached Shareholder signature pages

                                    Exhibit A

                               Certain Definitions


For purposes of the Agreement (including this Exhibit A):

      Agreement. "Agreement" shall mean the Share Exchange Agreement to which this Exhibit A is attached (including all Disclosure Schedules and all Exhibits), as it may be amended from time to time.

      Approved Plans. "Approved Plans" shall mean a stock option or similar plan for the benefit of employees or others which has been approved by the shareholders of Unical.

      Average IDUL Stock Price. "Average IDUL Stock Price" shall refer to the average of the closing price of the Common Stock of IDUL on the OTC Bulletin Board for the ten (10) trading days ending on the last trading day prior to a given date.

      Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

      Certificates. "Certificates" shall have the meaning specified in Section
1.3 of the Agreement.

      Closing. "Closing" shall have the meaning specified in Section 1.5 of the Agreement.

      Closing Date. "Closing Date" shall have the meaning specified in Section
1.5 of the Agreement.

      Code. "Code" shall have the meaning specified in the Recitals of this Agreement.

      Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      Disclosure Schedule Update. "Disclosure Schedule Update" shall have the meaning specified in Section 4.4 of the Agreement.

      Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      Environmental Laws. "Environmental Laws" shall mean any Law or other requirement relating to the protection of the environment, health, or safety from the release or disposal of hazardous materials.

      Environmental Permit. "Environmental Permit" means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

      Equity Securities. "Equity Security" shall mean any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

      ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

      Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      GAAP. "GAAP" shall mean Generally Accepted Accounting Principles, applied on a consistent basis.

      Governmental Authorization. "Governmental Authorization" shall mean any:

            (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or

            (b) right under any contract with any Governmental Body.

      Governmental Body. "Governmental Body" shall mean any:

            (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

            (b) federal, state, local, municipal, foreign or other government;

            (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

            (d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

      IDUL. "IDUL" shall have the meaning specified in the first paragraph of the Agreement.

      IDUL Common Stock. "IDUL Common Stock" shall mean the shares of common stock of IDUL.

      IDUL SEC Reports. "IDUL SEC Reports" shall have the meaning specified in
Section 4.6 of the Agreement.

      Indebtedness. "Indebtedness" shall mean any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

      Intellectual Property. "Intellectual Property" means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

      Knowledge. A corporation shall be deemed to have "knowledge" of a particular fact or matter only if a director or officer of such corporation has or had knowledge of such fact or matter.

      Laws. "Laws" means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

      Lien. "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

      Material Adverse Effect. "Material Adverse Effect" means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of Unical, in each case taken as a whole or (b) materially impair the ability of Unical to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which Unical operate.

      Material Unical Contract. "Material Unical Contract" means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of Unical providing for potential payments by or to Unical in excess of $50,000.

      Order. "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

      Ordinary Course of Business. An action taken by or on behalf of Unical shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

            (a) such action is consistent with Unical's past practices and taken in the ordinary course of Unical's normal operations; or

            (b) such action is taken in accordance with such party's customary business practices.

      Permitted Liens. "Permitted Liens" shall mean (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

      Person. "Person" shall mean any individual, Entity or Governmental Body.

      Pre-Closing Period. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

      Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

      Registration Rights Agreement. "Registration Rights Agreement" shall mean an agreement substantially in the form of Exhibit B.

      Representatives. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, in the case of IDUL, all subsidiaries of IDUL, and all such Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of Unical.

      SEC. "SEC" shall mean the Securities and Exchange Commission.

      Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

      Taxes. "Taxes" shall mean all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and "Tax" means any of the foregoing Taxes.

      Tax Group. "Tax Group" shall mean any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which Unical is now or was formerly a member.

      Tax Return. "Tax Return" shall mean any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      Transactional Agreements. "Transactional Agreements" shall mean:

            (a) this Agreement; and

            (b) the Registration Rights Agreement.

      Unical Balance Sheet. "Unical Balance Sheet" shall mean Unical's audited balance sheet at December 31, 2003.

      Unical Board. "Unical Board" shall mean the duly elected board of directors of Unical.

      Unical Common Stock. "Unical Common Stock" shall mean the shares of common stock of Unical.

      Unical Disclosure Schedule. "Unical Disclosure Schedule" shall have the meaning specified in introduction to Article II of the Agreement.

                                    Exhibit B

                      Form of Registration Rights Agreement

                                   Schedule 1


                               Unical Shareholders


                      Name and Address                   Number of Shares

                               Unical Disclosure

                           COUNTERPART SIGNATURE PAGE

                            SHARE EXCHANGE AGREEMENT
                                      AMONG
                     INDUSTRIES INTERNATIONAL INCORPORATED,
                            UNICAL ENTERPRISES, INC.
                       AND THE SHAREHOLDERS NAMED THEREIN


      A. The undersigned shareholder of Unical Enterprises, Inc. ("Unical") desires to enter into the Share Exchange Agreement dated July __, 2004
(the "Agreement"), among Industries International Incorporated, Unical and the Shareholders of Unical named therein, a copy of which has been delivered to the undersigned.

      B. The undersigned hereby adopts, accepts and agrees to all of the terms and provisions of the Agreement.

      C. This Counterpart Signature Page has been executed by the undersigned Shareholder. The parties to the Agreement are hereby authorized to attach this Counterpart Signature Page to a copy of the Agreement, together with executed Counterpart Signature Pages of the other Shareholders. The undersigned agrees that when this Counterpart Signature Page has been appended to the Agreement, the Agreement shall thereupon become a binding agreement between the undersigned, IDUL, Unical and other Shareholders who have executed similar Counterpart Signature Pages, enforceable against the undersigned in accordance with its terms, without further action by the undersigned.

      IN WITNESS WHEREOF, the undersigned has executed and delivered this Counterpart Signature Page as of the ________ day of ______________, 2004.


                                  SHAREHOLDER:



                                  By:
                                       -----------------------------------------
                                  Name:
                                       -----------------------------------------